Exhibit 10.20

COMMERCIAL LEASE

1.	PARTIES.

This Lease is made effective this 1st day of November, 2008, by and between THP, LLC, a Florida limited liability corporation (hereinafter called “Landlord”), and CERTIFIED DIABETIC SERWCES, INC., a Delaware corporation (hereinafter called “Tenant”).

2.	PROPERTY.

Landlord hereby leases to Tenant and Tenant leases from Landlord, upon all of the conditions set forth herein, that certain building and real property, situated in Lee County, Florida, the address of which is 1006 Amberwood Road, Fort Myers, Florida 33913; Airport Woods Commerce Center, Lot 3, more particularly described on Exhibit “A” attached hereto (hereinafter referred to as the “Property”). Included with the Property shall be the backup power system, security system (including cameras) and the computer servers.

3.	TERM AND POSSESSION.

The term hereof shall be for a three year period commencing on November 1, 2008 (“Commencement Date”) and ending on October 31, 2011 with one (1) option to renew the term for a two (2) year term, unless sooner terminated pursuant to any provision hereof.

4.	RENT.

4.1 Monthly Base Rent. Tenant hereby agrees to pay Landlord during the term of this Lease, Base Rent according to the following schedule: $13,191.88 per month on the first day of each month (plus sales tax) for the first twelve (12) months of the Lease term; $14,511.06 per month on the first day of each month (plus sales tax) for months thirteen (13) through twenty-four (24) of the Lease term; and $15,830.25 per month on the first day of each month (plus sales tax) for months twenty-five (25) through thirty-six (36) of the Lease term. Upon execution of the Lease, Tenant shall pay to Landlord the monthly rental due for the first and last months of the Lease.

4.2 Additional Rent in this Lease. Unless otherwise expressly provided, all monetary obligations of Tenant to Landlord under this Lease, of any type or nature, including but not limited to Real Estate Taxes, Insurance costs, and Operating costs, other than Base Rent, shall be denominated as additional rent. Landlord shall have the same rights and remedies for defaults in the payment of additional rent as provided in this Lease for defaults in the payment of Base Rent.

4.3 General. The term “rent” when used in this Lease shall include Base Rent and all forms of additional rent. All rent shall be paid to Landlord at Landlord’s Notice Address, or at such other place as Landlord shall designate in writing to Tenant.

4.4 Escrow. The Tenant has deposited $50,000 with the Landlord (the “Deposit”), which is presently being held by the Landlord’s real estate broker (the “Broker”). The Tenant and the Landlord have agreed to disperse $25,000.00 from the deposit as full and final payment to the Landlord’s real estate broker (“the Broker”). The remaining $25,000.00 shall remain with the Landlord and be credited on the behalf of the Tenant for rents due in November, 2008 for $13,983.39 which includes sales tax; and the remaining portion of $11,016.61 shall be applied for the rent due December, 2008. On the same date that this Lease is executed, the Landlord and Tenant have executed a document titled “Termination of Sales

Contract Deposit Release and Directive Agreement” terminating the contract pursuant to which the Tenant had agreed to purchase the Property (the “Sales Contract”). The Tenant’s obligations under this Paragraph 4.4 survive the termination of the Sales Contract.

5.	OPERATING COSTS AND REAL ESTATE TAXES.

5.1 General. Except for those expenses that the Landlord has agreed to pay in this Paragraph 5.1, Tenant shall pay all other costs and expenses associated with the Property. Landlord shall maintain and repair the structural components of the Property, including all improvements located thereon, including, but not limited to, the roof, walls, foundations, paved areas and any and all other capital improvements or repairs to the Property and all improvements located on the Property that exist at the time that the Tenant takes possession of the Property. Landlord will be responsible to repair or replace all damaged property that is damaged by a covered cause of loss in the Tenant’s required property insurance coverage.

5.2 Real Estate Taxes. Tenant shall be responsible for paying for all Real Estate Taxes applicable to the Property. The term “Real Estate Taxes” shall mean the total of all of the taxes, assessments, excises, levies, and other charges by any public authority, which are general or special, ordinary or extraordinary, foreseen or unforeseen, or of any kind and nature whatsoever, and which shall during or in respect to the Lease term, be assessed, levied, charged, confirmed, or imposed on, or become due and payable out of, or become a lien on the Property or appurtenances or facilities used in connection with the Property. Provided, however, that the following taxes are excluded from Real Estate Taxes: any franchise, excise, income, gross receipts, profits, or similar tax assessed on or relating to the income of Landlord, and any capital levy, estate, gift, inheritance, transfer, or similar tax assessed by reason of any inheritance, devise, gift, or transfer of any estate in the Property by Landlord.

6.	RENEWAL OPTION.

Provided Tenant has not defaulted under any terms and conditions of this Lease, and Tenant provides written notice to Landlord at least 90 days prior to expiration of the initial Lease term, Tenant shall be granted a two (2) year renewal term, upon terms and conditions to be agreed upon by the parties.

7.	RIGHT OF FIRST REFUSAL.

Anything in this Lease contained to the contrary notwithstanding, and without in any manner affecting or limiting any of the rights, privileges, options or estates granted to Tenant under this Lease, it is agreed that if the Landlord at any time during the term of this Lease receives one or more bona fide offers from third parties to purchase the Property, and if any such offer is acceptable to the Landlord, then Landlord agrees to notify Tenant in writing, giving the name and address of the offerer, and the price, terms and conditions of such offer, and Tenant shall have thirty (30) days from and after the receipt of such notice from Landlord in which to elect to purchase the Property for the consideration contained in the bona fide offer. If Tenant does not elect to purchase the Property and Landlord thereafter sells the Property, the purchaser shall take the Property, subject to and burdened with all the terms, provisions and conditions of this Lease, including this Paragraph 7 and the rights of the Tenant under this Lease as against the new owner shall not be lessened or diminished by reason of the change of ownership. Tenant’s failure at any time to exercise its option under this Paragraph shall not affect this Lease or the continuance of Tenant’s rights and options under this Paragraph or any other Paragraph.

In the event Tenant elects to purchase the Property as provided in this Lease, then Landlord shall, within thirty (30) days after receipt of such notice of election by Tenant, deliver to Tenant a title insurance policy in the amount of the consideration set forth in such offer, issued by a responsible title guarantee company, showing a good and marketable title in Landlord. If Landlord fails or refuses to furnish the title policy, then Tenant may, at its election, procure the same at Landlord’s expense, and in the amount of the purchase price, and deduct the cost thereof from the cash consideration to be paid for the Property. Tenant shall have thirty (30) days after receipt of the title policy in which to examine the title and notify the Landlord whether or not the title is acceptable to Tenant. If Tenant is willing to accept Landlord’s title and consummate the purchase, then Landlord shall, within ten (10) days after written notice thereof from Tenant, convey the Property to Tenant by general warranty deed, free and clear of all liens and encumbrances.

If Tenant is not willing to accept Landlord’s title, Tenant shall make any objections thereto in writing to Landlord and Landlord shall be allowed one hundred twenty days (120) from the date of said written objections thereto, Tenant may, at its election, take such action, including instigation of legal process (in which the Landlord agrees to participate) to remedy any such defect in title making such acceptable to Tenant, and to deduct all cost thereof from the cash consideration to be paid for the Property. If the Tenant is unable to correct such objections or elects not to attempt such remedy, neither party shall be held liable for damages to the other party and both parties shall be released of all liabilities and obligations under this Property.

As the Landlord is a limited liability company, the right of first refusal set forth in this Paragraph 7 shall also apply to the sale by the Landlord member’s of any or all of their membership interests in the Landlord and neither the members nor the Landlord can transfer any membership interests nor issue additional membership interests, without first complying with the terms of this Paragraph 7.

8.	USE.

The Property shall be used and occupied by the Tenant for any legal purpose in accordance with applicable rules and regulations affecting the Property.

9.	MAINTENANCE, REPAIRS AND ALTERATIONS.

9.1 Casualty and Condemnation. The specific provisions hereof relating to repairs after casualty or condemnation shall take precedence over the terms of this Paragraph, but only to the extent in conflict herewith.

9.2 Maintenance. Except for those repair items that Landlord is responsible for under Paragraph 5.1, Tenant shall, at Tenant’s sole cost and expense, maintain the Property and all components thereof throughout the lease term, in good, safe and clean order, condition and repair, including without limitation the heating, air conditioning, ventilation, and electrical facilities and all components thereof, serving the Property. If Tenant fails to perform Tenant’s obligations under this Paragraph or under any other section hereof, Landlord may at Landlord’s option enter upon the Property after ten (10) days’ prior written notice to Tenant (except in the case of emergency, in which case no notice shall be required), perform such obligations on Tenant’s behalf, and put the Property in good, safe and clean order, condition and repair, and the reasonable cost thereof, shall be due and payable as additional rent to Landlord together with Tenant’s next rental installment.

9.3 Utilities Apparatus. Except for those repair items that Landlord is responsible for under Paragraph 5.1, Tenant, at Tenant’s expense, shall maintain, repair, or replace, as necessary, all plumbing, heating, air conditioning, ventilating and electrical and lighting facilities, and all components thereof, serving the Property, and at the expiration of the lease term Tenant shall leave the same in good operating condition.

9.4 Termination of Lease. On the last day of the term hereof, or on any sooner termination, Tenant shall surrender the Property to Landlord in the same condition as received, ordinary wear and tear excepted, clean and free of debris. Tenant’s moveable machinery, furniture, fixtures and equipment, other than that which is affixed to the Property so that it cannot be removed without damage to the Property and which Landlord does not require Tenant to remove, may be removed by Tenant upon expiration of the lease term. Tenant shall repair any damage to the Property occasioned by the installation or removal of its trade fixtures, furnishings and equipment. Upon termination of this Lease for any cause whatsoever, if Tenant fails to remove its effects, they shall be deemed abandoned, and Landlord may, at its option, remove the same in any manner that Landlord shall choose and store them, and Tenant agrees to pay Landlord on demand any reasonable expense incurred in such removal, including court costs, attorney’s fees and storage charges for any length of time the same shall be in Landlord’s possession. Tenant shall deliver all keys and combinations to locks within the Property to Landlord upon termination of this Lease for any reason. Tenant’s obligations to perform under this provision shall survive the end of the lease term.

9.5 Alterations and Additions.

(a) Tenant shall not, without Landlord’s prior written consent, which such consent shall not be unreasonably withheld, make any alterations, improvements or additions in, on, or to the Property.

(b) Any alteration, improvement or addition in or to the Property that Tenant shall desire to make shall be presented to Landlord for approval in written form. If Landlord shall give its consent, the consent shall be deemed conditioned upon Tenant acquiring all necessary permits to do the work from appropriate governmental agencies, the furnishing of a copy thereof to Landlord prior to the commencement of the work, the compliance by Tenant with all conditions of said permits in a prompt and expeditious manner.

(c) Tenant shall pay, when due, and hereby agrees to indemnify and hold harmless Landlord for and from, all claims for labor or materials furnished or alleged to have been furnished to or for Tenant, at or for use in the Property, which claims are or may be secured by any construction lien against the Property or any interest therein. Tenant shall give Landlord not less than ten (10) days’ notice prior to the commencement of any work on the Property which might give rise to any such lien or claim of lien, and Landlord shall have the right to post notices of non-responsibility in or on the Property as provided by law. If Tenant shall, in good faith, contest the validity of any such lien, claim or demand, then Tenant shall, at its sole expense, defend itself and Landlord against the same and shall pay and satisfy any adverse judgment that may be rendered thereon before the enforcement thereof against Landlord or the Property.

9.6 Landlord’s Interest Not Subject to Liens. As provided in § 713.10, Florida Statutes, the interest of Landlord shall not be subject to liens for improvements made by Tenant, and Tenant shall notify any contractor making such improvements of this provision. An appropriate notice of this provision may be recorded by Landlord in the Public Records of Lee County, Florida, in accordance with said statute, without Tenant’s joinder or consent.

10.	INSURANCE; INDEMNITY-TENANT.

During the term of this lease, and prior to Tenant being given possession of the property, Tenant will obtain and maintain in good standing, at Tenant’s expense:

10.1 Property Insurance. Tenant must obtain and provide proof to Landlord of property insurance coverage on the real property that is a permanent improvement on the Property using standard ISO Building and Personal Property Coverage Form (CP0010) and Special Cause of Loss Form (CP1030). The building limit must be at current replacement cost to fully replace the Landlord’s property for any and all damages by a covered cause of loss under the Property Coverage Form less a $1,000 deductible for all causes of loss except named storm with a deductible of no more than 2% of the building’s value. Evidence of coverage must be provided to Landlord at Landlord’s address upon Tenant occupying the building. Tenant will have Landlord as a Named Insured on the Property Coverage Form as its interest might appear and must have a 30- day notice of cancellation or non-renewal.

10.2. Commercial Liability Insurance. Tenant shall, at Tenant’s sole expense, obtain and keep in force during the term hereof a commercial liability insurance policy of bodily injury and property damage insurance, insuring Tenant and Landlord against any liability arising out of the use, occupancy or maintenance of the Property; said insurance shall include: (a) Premises/Operations; (b) Independent Contractors; (c) Broad Form Contractual in support of the Indemnity Paragraph of this Lease; (d) Personal Injury Liability. Such insurance shall be on a combined single limits basis in an amount not less than one million dollars ($1,000,000.00) per occurrence and in an amount of not less than two million dollars ($2,000,000.00) annual aggregate limits. The policy shall insure performance by Tenant of the indemnity provisions herein. The limits of said insurance shall not, however, limit the liability of Tenant hereunder. Upon demand, Tenant shall provide Landlord, at Landlord’s expense, with such increased amounts of insurance as Landlord may reasonably require affording Landlord adequate protection for risks insured under this Paragraph. Tenant will provide for Landlord to be an Additional Insured on said policy protecting the Landlord for its liability of ownership of the Property. Evidence of insurance will be sent to Landlord at Landlord’s address and must contain a 30-day notice of cancellation or non-renewal.

10.3 General. Landlord will be named as an additional insured. No insurance provided under this lease will be subject to cancellation or reduction of limits unless at least 30 days’ notice is given to Landlord. Certificates of all policies evidencing the insurance required must be delivered to Landlord. A copy of each receipted payment must be furnished to Landlord at least 10 days before each lease renewal date.

10.4 Indemnification of Liability. Tenant shall indemnify and hold Landlord harmless against any and all liability imposed or claimed including attorney’s fees and other legal expenses arising directly or indirectly from any act or failures of Tenant’s assistants, employees or agents including all claims relating to the injury or death of any person including employees or other workers used by Tenant during the term of the lease or damage to property of the public, Tenant or customers of the Tenant.

11.	DAMAGE OR DESTRUCTION.

11.1 Definitions.

(a) “Property Partial Damage” shall herein mean damage or destruction to the Property to the extent that the cost of repair is less than fifty percent (50%) of the fair market value of the Property immediately prior to such damage or destruction, or if applicable, damage or destruction to the building of which the Property is a part to the extent that the cost of repair is less than fifty percent (50%) of the fair market value of such building as a whole immediately prior to such damage or destruction.

(b) “Properly Total Destruction” shall herein mean damage or destruction to the Property to the extent that the cost of repair is fifty percent (50%) or more of the fair market value of the Property immediately prior to such damage or destruction, or if applicable, damage or destruction to the building of which the Property is a part to the extent that the cost of repair is fifty percent (50%) or more of the fair market value of such building as a whole immediately prior to such damage or destruction.

(c) “Insured Loss” shall herein mean damage or destruction which was caused by an event required to be covered by the insurance described herein.

11.2 Partial Damage - Insured Loss. Subject to the provisions of Paragraph 16, if at any time during the term hereof there is damage which is an Insured Loss and which falls into the classification of Property Partial Damage, then Tenant shall, at Tenant’s sole cost, repair such damage as soon as reasonably possible and this Lease shall continue in full force and effect. In no event shall Landlord be obligated to repair any damage except to the extent proceeds of insurance are available for such purpose.

11.3 Partial Damage - Uninsured Loss. Subject to the provisions of Paragraph 16, if at any time during the term hereof there is damage which is not an Insured Loss and which falls within the classification of Property Partial Damage, Tenant may at Tenant’s option either (i) repair such damage as soon as reasonably possible at Tenant’s expense, in which event this Lease shall continue in full force and effect, or (ii) give written notice to Landlord within thirty (30) days after the date of the occurrence of such damage of Tenant’s intention to cancel and terminate this Lease, as of the date of the occurrence of such damage.

11.4 Total Destruction. If at any time during the term hereof there is damage, whether or not an Insured Loss (including destruction required by any authorized public authority), which falls into the classification of Property Total Destruction, this Lease shall automatically terminate as of the date of such damage.

11.5 Abatement of Rent. In the event of damage described above which Tenant repairs or restores, the rent payable hereunder for the period during which such damage, repair or restoration continues shall be abated in proportion to the degree to which Tenant’s use of the Property is impaired.

If Landlord shall be obligated to repair or restore the Property and shall not commence such repair or restoration within thirty (30) days after such obligation shall accrue, Tenant may at Tenant’s option cancel and terminate this Lease by giving Landlord written notice of Tenants election to do so at any time prior to the commencement of such repair or restoration. In such event, this Lease shall terminate as of the date of such notice.

11.6 Termination; Advance Payments. Upon termination hereof pursuant to this Paragraph, an equitable adjustment shall be made concerning advance rent and any advance payments made by Tenant to Landlord.

12.	PERSONAL PROPERTY TAXES.

Tenant shall pay all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained on the Property or on any leasehold improvements made to the Property by Tenant.

13.	UTILITIES.

Tenant shall pay for all water and sewer charges, and for all gas, heat, electricity, telephone, garbage collection and all other utilities and services consumed in connection with the Property, together with any taxes thereon. If charges to be paid by Tenant hereunder are not paid when due and Landlord elects to pay same such charges shall be added to the subsequent month’s rent and shall be collectible from Tenant in the same manner as rent.

14.	ASSIGNMENT AND SUBLETTING.

14.1 Landlord’s Consent Required. Tenant shall not voluntarily or by operation of law assign, mortgage, sublet, or otherwise transfer or encumber all or any part of Tenant’s interest in this Lease or in the Property or Tenant’s possession thereof without Landlord’s prior written consent, which such consent shall not be unreasonably withheld or delayed. Tenant shall be entitled to assign or sublease the Property to Medical Solutions Management, Inc. (“Medical Solutions”) or any of Medical Solutions’ subsidiaries without the consent of the Landlord. Any attempted assignment, transfer, mortgage, encumbrance or subletting without Landlord’s consent shall be void, and shall constitute a breach hereof. If Tenant desires to assign this Lease or to sublet the Property or any portion thereof, it shall first notify Landlord of its desire to do so and shall submit in writing to Landlord: (a) the name of the proposed assignee or subtenant; (b) the nature of the proposed assignee’s or subtenant’s business to be conducted on the Property; (c) the terms of the proposed assignment or sublease; and (d) such financial information as Landlord may reasonably request concerning the proposed assignee or subtenant.

14.2 No Waiver. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting.

15.	DEFAULTS; REMEDIES.

15.1 Defaults. The occurrence of any one or more of the following events shall constitute a material default and breach hereof by Tenant:

(a) The failure by Tenant to make any payment of rent or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of ten (10) days after written notice from Landlord.

(b) The failure by Tenant to observe or perform any of the covenants, conditions or provisions hereof to be observed or performed by Tenant, other than described in subparagraph 15.1(a) above, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion;

(c) (i) The making by Tenant of any general arrangement or assignment for the benefit of creditors; (ii) Tenant becomes a “debtor” as defined under the Federal Bankruptcy Code or any successor statute thereto or any other statute affording debtor relief, whether state or federal (unless, in the case of a petition filed against Tenant, the same is dismissed within thirty (30) days), or admits in writing its present or prospective insolvency or inability to pay its debts as they mature, or is unable to or does not pay a material portion (in numbers or dollar amount) of its debts as they mature, (iii) the appointment of a trustee or receiver to take possession of all or a substantial portion of Tenant’s assets located at the Property or of Tenant’s interest in this Lease; (iv) the attachment, execution or other judicial seizure of all or a substantial portion of Tenant’s assets located at the Property or of Tenant’s interest in this Lease; or (v) the entry of a judgment against Tenant which affects Tenant’s ability to conduct its business in the ordinary course; provided, however, to the extent that any provision is contrary to any applicable law, such provision shall be of no force or effect to such extent only; and/or

15.2 Remedies. In the event of any default or breach hereof by Tenant, Landlord may (but shall not be obligated) at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such default or breach:

(a) Terminate Tenant’s right to possession of the Property by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Property to Landlord. In such event, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including accrued rent, the cost of recovering possession of the Property, expenses of reletting, including necessary renovation and alteration of the Property, reasonable attorney’s fees, and any real estate commission or finders’ fee or credit actually paid;

(b) Reenter and take possession of the Property and relet or attempt to relet same for Tenant’s account, holding Tenant liable in damages for all expenses incurred by Landlord in any such reletting and for any difference between the amount of rents received from such reletting and those due and payable under the terms hereof. In the event Landlord relets the Property, Landlord shall have the right to lease the Property or portions thereof for such periods of time and such rentals and for such use and upon such covenants and conditions as Landlord, in its reasonable discretion, may elect, and Landlord may make such repairs and improvements to the Property as Landlord may deem necessary. Landlord shall be entitled to bring such actions or proceedings for the recovery of any deficits due to Landlord as it may deem advisable, without being obligated to wait until the end of the term, and commencement or maintenance of any one or more actions shall not bar Landlord from bringing other or subsequent actions for further accruals, nor shall anything done by Landlord limit or prohibit Landlord’s right at any time to pursue other remedies of Landlord hereunder;

(c) Declare all rents and charges due hereunder immediately due and payable, and thereupon all such rents and fixed charges to the end of the term shall thereupon be accelerated, and Landlord may, at once, take action to collect the same by distress or otherwise. In the event of acceleration of rents and other charges due hereunder which cannot be exactly determined as of the date of acceleration and/or judgment, the amount of said rent and charges shall be as determined by Landlord in a reasonable manner based on information such as previous fluctuations in the CPI and the like;

(d) Perform any of Tenant’s obligations on behalf of Tenant in such manner as Landlord shall deem reasonable, including payment of any monies necessary to perform such obligation or obtain legal advice, and all expenses incurred by Landlord in connection with the foregoing, as well as any other amounts necessary to compensate Landlord for all detriment caused by Tenant’s failure to perform which in the ordinary course would be likely to result therefrom, shall be immediately due and payable from Tenant to Landlord, with interest at the Default Rate; such performance by Landlord shall not cure the default of Tenant hereunder and Landlord may proceed to pursue any or all remedies available to Landlord on account of Tenant’s default; if necessary Landlord may enter upon the Property after ten (10) days’ prior written notice to Tenant (except in the case of emergency, in which case no notice shall be required), and perform any of Tenant’s obligations of which Tenant is in default; and/or

(e) Pursue any other remedy now or hereafter available to Landlord under state or federal laws or judicial decisions. Unpaid installments of rent and other unpaid monetary obligations of Tenant under the terms hereof shall bear interest at the Default Rate (as defined herein) from the date due.

15.3 No Waiver. No reentry or taking possession of the Property by Landlord shall be construed as an election on its part to terminate this Lease, accept a surrender of the Property or release Tenant from any obligations hereunder, unless a written notice of such intention be given to Tenant. Notwithstanding any such reletting or reentry or taking possession, Landlord may at any time thereafter elect to terminate this Lease for a previous default. Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law, nor shall pursuit of any remedy herein provided constitute forfeiture of waiver of any rent due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants herein contained. No waiver by Landlord of any violation or breach of any of the terms, provisions, and covenants herein contained shall be deemed or construed to constitute a waiver of any other or subsequent violation or breach of any of the terms, provisions, and covenants herein contained. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of any other or subsequent violation or default. The loss or damage that Landlord may suffer by reason of termination of this Lease or the deficiency from any reletting as provided for above shall include the expense of repossession and any repairs or remodeling undertaken by Landlord following possession. Should Landlord at any time terminate this Lease for any default, in addition to any other remedy Landlord may have, Landlord may recover from Tenant all damages Landlord may incur by reason of such default, including the cost of recovering the Property and the loss of rent for the remainder of the lease term. Landlord’s consent to or approval of any act shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act by Tenant. The delivery of keys to any employee or agent of Landlord shall not operate as a termination hereof or a surrender of the Property.

15.4 Interest on Past-Due Obligations. Except as expressly herein provided, any amount due to Landlord not paid when due shall bear interest at an annual rate of ten percent (10%) (the “Default Rate”) from the date due. Payment of such interest shall not excuse or cure any default by Tenant under this Lease. Notwithstanding any other term or provision hereof, in no event shall the total of all amounts paid hereunder by Tenant and deemed to be interest exceed the amounts permitted by applicable usury laws, and in the event of payment by Tenant of interest in excess of such permitted amount, the excess shall returned to Tenant.

15.5 Default by Landlord. Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event later than thirty (30) days after written notice by Tenant to Landlord.

16.	CONDEMNATION.

If the Property or any portion thereof is taken under the power of eminent domain, or sold under the threat of the exercise of said power (either of which is herein called “condemnation”), this Lease shall terminate as to the part-so taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than twenty percent (20%) of the Property or such portion thereof as will make the Property unusable for the purposes herein leased is taken by condemnation, either party may terminate this Lease by notice to the other, in writing, only within ten (10) days after Landlord shall have given Tenant written notice of such condemnation or pending condemnation (or in the absence of such notice, within ten (10) days after the condemning authority shall have taken possession), such termination to take effect as of the date the condemning authority takes possession. If neither party terminates this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Property remaining, except that the rent shall be reduced in the proportion that the floor area taken bears to the total floor area of the Property, and Tenant shall have no other rights or remedies as a result of such condemnation. Any award or payment made in connection with a condemnation shall be the property of Landlord, whether such award shall be made in settlement of contemplated condemnation proceedings or as compensation for diminution in value of the leasehold or for the taking of the fee, or as severance or other damages; provided, however, that Tenant shall be entitled to any separate award made to Tenant which does not diminish Landlord’s award, such as for loss of or damage to Tenant’s trade fixtures and removable personal property and Tenant’s moving expenses. In the event that this Lease is not terminated by reason of such condemnation, Landlord shall, to the extent of severance damages received by Landlord in connection with such condemnation, repair any damage to the Property caused by such condemnation except to the extent that Tenant has been reimbursed therefore by the condemning authority, Landlord shall in no event be obligated to repair or replace any items other than those installed by or at the expense of Landlord.

17.	SUBORDINATION.

Provided that Tenant receives an agreement of non-disturbance, Tenant accepts this Lease subject to any deeds of trust, master leases, security interests or mortgages which might now or hereafter constitute a lien upon the Property and all renewals, extensions, modifications and replacements thereof. Provided that Tenant receives an agreement of non-disturbance, Tenant shall at any time hereafter, on demand, execute any instrument, releases or other documents that may be required by any mortgagee for the purpose of subjecting and subordinating this Lease to the lien of any such deed of trust, master lease, security interest or mortgage hereafter constituting a lien on the Property.

18.	NOTICES.

Except as provided below, any notice, demand, request or other communication (“Notice”) required or permitted to be given hereunder shall be in writing and shall be deemed given when mailed by certified or registered mail, postage prepaid, return receipt requested, addressed to Tenant or to Landlord at the address noted below the signature of such party. Notice given by any other means shall be deemed given when actually received in writing. Either party may by notice to the other party specify a different address for Notice purposes, which shall only be effective upon receipt, except that upon Tenant’s taking possession of the Property, the Property shall constitute Tenant’s address for Notice purposes. A copy of all Notices required or permitted to be given to Landlord hereunder shall be concurrently transmitted to such party or parties at such addresses as Landlord may from time to time hereafter designate by notice to Tenant.

19.	ATTORNEY’S FEES.

If either party brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action shall be entitled to recover reasonable attorney’s and legal assistant’s fees and costs incurred in connection therewith, on appeal or otherwise, including those incurred in litigation, arbitration, mediation, administrative or bankruptcy proceedings and in enforcing any right to indemnity herein.

20.	FORCE MAJEURE.

Whenever a period of time is herein prescribed for action to be taken by Landlord or Tenant, Landlord or Tenant shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions or any other causes of any kind whatsoever which are beyond the control of Landlord or the Tenant.

21.	HOLDING OVER.

If Tenant, with Landlord’s consent, remains in possession of the Property or any part thereof after the expiration of the term hereof, such occupancy shall be a tenancy from month to month upon all the provisions hereof pertaining to the obligations of Tenant. If Tenant shall hold over without Landlord’s express written consent, Tenant shall become a tenant at sufferance and rental shall be clue at twice the rent payable immediately prior to the expiration of the term. The foregoing provisions shall not limit Landlord’s rights hereunder or as provided by law in the event of Tenants default.

22.	QUIET ENJOYMENT.

Upon Tenant paying the rent for the Property and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Property for the entire term hereof subject to all of the provisions hereof.

23.	BINDING EFFECT.

Subject to any provisions hereof restricting assignment or subletting by Tenant, this Lease shall bind the parties, their personal representatives, successors and assigns.

24.	SEVERABILITY.

The invalidity of any provision hereof under applicable law shall in no way affect the validity of any other provision hereof.

25.	TIME OF ESSENCE.

Time is of the essence hereof.

26.	AUTHORITY.

Each individual executing this Lease on behalf of the parties represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said entity, and each party shall, within fifteen (15) days after execution hereof, deliver to the other party evidence of such authority satisfactory to receiving party.

27.	CONSTRUCTION.

Any conflict between the printed provisions hereof and the typewritten or handwritten provisions shall be controlled by the typewritten or handwritten provisions. Headings used herein shall not affect the interpretation hereof, being merely for convenience. The terms “Landlord” and “Tenant” shall include the plural and the singular and all grammar shall be deemed to conform thereto. If more than one person executes this Lease, their obligations shall be joint and several. The use of the words “include,” and “includes” and “including” shall be without limitation to the items which may follow.

28.	CAPTIONS.

The parties mutually agree that the headings and captions contained in this Lease are inserted for convenience or reference only, and are not to be deemed part of or used in construing this Lease.

29.	CHOICE OF LAW AND JURISDICTION.

Landlord and Tenant agree that Florida law (statutory, case law, and common law) shall apply exclusively to all disputes arising under this lease. Landlord and Tenant further agree that all such disputes must be filed and resolved exclusively within the jurisdiction of the Lee County.

30.	RADON GAS DISCLOSURE.

The following language is required by law in any contract involving the sale or lease of any building within the State of Florida:

“RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantifies, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.”

31.	SHORT FORM LEASE.

Landlord and Tenant shall be obligated to execute a short form of this Lease to be recorded in the public records of Lee County.

The parties have executed this Lease effective as of November 1, 2008.

“LANDLORD”

THP, LLC, a Florida limited liability corporation

By:
Its:

Witness	Address:

15465 PineRidge Rd
Fort Meyer FL 33908

“TENANT”

CERTIFIED DIABETIC SERVICES, INC. a Delaware corporation

By:
	Its:	Chairman & Chief Executive Officer

Witness	Address:

Certified Diabetic Services, Inc.
3030 Horseshoe Drive South, Suite 200
Naples, Florida 34104
Phone: 239-430-5013

To be modified per Rich Friday’s request: